Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Energy Announces Upcoming Name Change to Alpha Metallurgical Resources, Inc.

Rebranding Reflects Company’s Strategic Focus on Met Coal

BRISTOL, Tenn., January 22, 2021 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. supplier of metallurgical products for the steel industry, today announced that it will change its name, effective February 1, 2021, to Alpha Metallurgical Resources, Inc.

The company expects its common stock, currently traded on the New York Stock Exchange under the CTRA ticker symbol, to begin trading under its new ticker symbol, AMR, on February 4, 2021.

The rebranding effort more accurately reflects the company’s strategic focus on the production of metallurgical coal as a critical feedstock for steel production. Contura’s recent divestiture of the Cumberland Mine in Pennsylvania largely marked the company’s exit from the thermal coal business.

The new name, Alpha Metallurgical Resources, is both an acknowledgment of the company’s rich history and a commitment to a fresh, bold vision for the future.

“Over a year ago, we outlined our vision to make Contura a premier metallurgical coal producer,” said David Stetson, Contura’s chairman and chief executive officer. “Thanks to the transformative work of our team over the last several months, that vision has become a reality. Bringing back the Alpha name is not only meaningful to us and our history, but it also serves as an outward display to external stakeholders of the sharpened focus we have on metallurgical coal. We are excited to announce this important milestone and we look forward to fully unveiling the Alpha Metallurgical Resources brand when it becomes effective on February 1.”

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based metallurgical coal supplier with affiliate mining operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies metallurgical coal to produce steel. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.956.6882

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

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